Exhibit 99.1

SurModics Reports Second Quarter Results

Record Revenue; Record Profit Excluding One-Time Charge

EDEN PRAIRIE, Minnesota — April 20, 2005 — SurModics, Inc. (Nasdaq: SRDX), a leading provider of surface modification and drug delivery technologies to the healthcare industry, today reported financial results for the second quarter ended March 31, 2005.

Second Quarter Highlights:

•	Record revenue of $15.7 million

•	Including one-time, non-cash in-process R&D charge of $30.3 million related to the acquisition of InnoRx:

•	Operating loss of $21.1 million

•	Net loss of $24.4 million

•	Diluted EPS of ($1.34)

•	Excluding the charge:

•	Record operating income of $9.1 million; operating margin of 58%

•	Record net income of $5.9 million

•	Diluted EPS of $.32

•	Fourth consecutive quarter with non-Cordis revenue exceeding Cordis revenue

•	Six new licenses signed; two new customer products introduced

“SurModics is pleased to report record revenue and net income, excluding the one-time charge, for the second quarter,” said Dale Olseth, Chairman and CEO. “This marks our third straight quarter of record revenue. We are proud of the progress we have achieved across our six business units.”

Revenue for the second quarter of fiscal 2005 was a record $15.7 million, an increase of 23% from $12.7 million in the second quarter of fiscal 2004. During the quarter, the company recorded a $30.3 million charge for in-process research and development (IPR&D) in connection with its acquisition of InnoRx, Inc., which was completed in January 2005. Including the one-time, non-cash IPR&D charge, the company reported an operating loss of $21.1 million and a net loss of $24.4 million, or ($1.34) per diluted share. Excluding the charge, operating income grew 37% to a record $9.1 million, from $6.7 million in the prior-year period; net income increased 36% to a record $5.9 million, from $4.3 million in the same period last year; and diluted earnings per share was $.32, compared with $.24 in the second quarter of fiscal 2004.

For the first six months of fiscal 2005, revenue was a record $29.8 million, an increase of 20% from $24.8 million in fiscal 2004. Including the one-time, non-cash IPR&D charge, the company reported an operating loss of $12.5 million and a net loss of $19.1 million, or ($1.07) per diluted share. Excluding the IPR&D charge, operating income grew 37% to a record $17.8 million, from $13.0 million in the prior-year period; net income increased 37% to a record $11.1 million, from $8.4 million in the same period last year; and diluted earnings per share was a record $.61, compared with $.47 in the first six months of fiscal 2004.

“We are pleased with the growth Cordis has achieved again this quarter with its CYPHER stent,” said Bruce Barclay, President and COO. “Their reported CYPHER sales of $617 million for the March quarter is a record and reflects sequential growth of 10% from the December quarter. Additionally, we believe that the growing body of clinical data, which was enhanced at the American College of Cardiology conference in March, bodes very well for CYPHER’s continued growth.”

“Against this backdrop of strong sequential revenue growth from Cordis, our non-Cordis revenue has grown even faster and has exceeded Cordis revenue for the fourth consecutive quarter,” continued Barclay. “We are greatly encouraged by the level of customer interest in the company’s growing technology portfolio and are particularly excited about our future opportunities in ophthalmology, following our recent acquisition of InnoRx.”

“After closing the acquisition of InnoRx in January, we have been actively integrating the company into our operations,” commented Barclay. “We expect to begin human clinical trials for our drug-coated intravitreal implant in our fiscal third quarter. Interest in the acquired technology platforms remains very strong.”

SurModics’ pipeline remains strong. The Company signed six new licenses in the second quarter, bringing year-to-date licenses to 10 and demonstrating strong progress toward the company’s stated goal of signing 12 new licenses in fiscal 2005. During the quarter, SurModics’ customers introduced 2 new products, bringing the fiscal year-to-date total to 6, well on the way to the goal of 10 for fiscal year 2005. At March 31, a total of 82 coated products were on the market generating royalty revenue, compared with 72 in the prior-year period; the total number of licensed products not yet launched was 64, compared with 63 a year ago; and major non-licensed opportunities stood at 52, compared with 57 a year ago. In total, the company now has 116 potential commercial products in development with opportunities in each of the company’s four focus markets — ophthalmology, cardiovascular, neurology and orthopedics.

“We are in excellent financial condition,” said Phil Ankeny, CFO and Vice President of Business Development. “Our balance sheet remains strong, with a cash and investment balance of $56.7 million and no debt as of March 31. We are pleased with our continued progress putting the balance sheet to work. The three transactions we completed in the second quarter — our acquisition of InnoRx, our investment in OctoPlus and our license from Rutgers — position us well strategically.”

Live Webcast

SurModics will host a Webcast at 5:00 p.m. ET (4:00 p.m. CT) today to discuss the quarterly results. To access the Webcast, go to the investor relations portion of the company’s web site, www.surmodics.com, and click on the second quarter webcast icon. If you do not have access to the Internet and want to listen to the audio, dial 800-240-2430. A replay of the second quarter conference call, will be available by dialing 800-405-2236 and entering conference call ID 11027932. The audio replay will be available beginning at 6:00 p.m. CT on Wednesday, April 20, until 5:00 p.m. CT on Wednesday, April 27.

About SurModics, Inc.

SurModics, Inc., a leading provider of surface modification and drug delivery solutions, licenses its proprietary technologies to medical device, diagnostics, and biotechnology companies around the world. A significant portion of SurModics’ revenue is generated through royalties on the sale of coated products. SurModics’ Internet address is www.surmodics.com. The content of SurModics’ web site is not part of this release or part of any filings the company makes with the SEC.

Safe Harbor for Forward Looking Statements

Certain statements contained in this press release may be deemed to be forward-looking statements under federal securities laws, and SurModics intends that such forward looking statements be subject to the safe harbor created thereby. SurModics does not undertake an obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact

Phil Ankeny, Chief Financial Officer and Vice President, Business Development (952) 829-2700

SurModics, Inc.
Statements of Operations
(In thousands, except per share data)

	Three Months Ended		Six Months Ended
	March 31,		March 31,
	2005	2004	2005	2004
	(Unaudited)		(Unaudited)
		Restated		Restated
Revenue:
Royalties and license fees	$12,268	$8,944	$22,359	$17,572
Product sales	2,321	2,803	4,321	5,403
Research & development	1,116	991	3,094	1,850

Total revenue	15,705	12,738	29,774	24,825
Operating expenses:
Product	730	752	1,349	1,488
Research & development	3,890	3,140	7,246	6,411
Sales & marketing	307	588	569	1,006
General & administrative	1,649	1,580	2,843	2,955
Purchased In-Process R&D	30,277	—	30,277	—

Total operating expenses	36,853	6,060	42,284	11,860

Income (loss) from operations	(21,148)	6,678	(12,510)	12,965
Investment income	315	203	287	499

Net income (loss) before income taxes	(20,833)	6,881	(12,223)	13,464
Income tax provision	(3,538)	(2,576)	(6,911)	(5,048)

Net income (loss)	($24,371)	$4,305	($19,134)	$8,416

Basic net income (loss) per share	($1.34)	$0.25	($1.07)	$0.48

Diluted net income (loss) per share	($1.34)	$0.24	($1.07)	$0.47

Weighted average shares outstanding
Basic	18,135	17,483	17,851	17,468
Diluted	18,135	17,775	17,851	17,774

Results previously reported have been restated to show the impact of accounting for InnoRx under the equity method. Prior to completing the acquisition of InnoRx in January 2005, the company accounted for its investment in InnoRx under the cost method.

SurModics, Inc.
Comparative Analysis of Earnings
(In thousands, except per share data)

	Three Months Ended		Six Months Ended
	March 31,		March 31,
	2005	2004	2005	2004
	(Unaudited)		(Unaudited)
		Restated		Restated
Income (loss) from operations (GAAP)	($21,148)	$6,678	($12,510)	$12,965
Add: Purchased In-Process R&D	$30,277	—	$30,277	—
Comparative income from operations	$9,129	$6,678	$17,767	$12,965
Diluted net income (loss) per share (GAAP)	($1.34)	$0.24	($1.07)	$0.47
Add: Net impact of Purchased In-Process R&D	$1.66	—	$1.68	—
Comparative diluted net income per share	$0.32	$0.24	$0.61	$0.47

Results previously reported have been restated to show the impact of accounting for InnoRx under the equity method. Prior to completing the acquisition of InnoRx in January 2005, the company accounted for its investment in InnoRx under the cost method.

Certain information in the attached financial release may be considered non-GAAP Financial Information as contemplated by SEC Regulation G. Accordingly, we are providing the preceding table, which reconciles results to their corresponding GAAP based operating results presented under our Statement of Operations, in the accompanying press release.

Management believes the presentation of these non-GAAP financial results, in connection with the results of the fiscal quarter ended March 31, 2005, provide useful information to investors regarding our results of operations, as these non-GAAP financial measures allow investors to better evaluate ongoing business performance and factors that influenced performance during the period under report. Management also uses these non-GAAP measures internally to monitor performance of the business. These non-GAAP financial measures should be considered in addition to, and not a substitute for, financial measures prepared in accordance with GAAP.

SurModics, Inc.
Condensed Balance Sheets
(in thousands)

	March 31,	September 30,
	2005	2004
	(Unaudited)	Restated
Assets
Current assets:
Cash & investments	$8,843	$19,215
Accounts receivable	11,277	8,130
Inventories	992	1,040
Other current assets	1,439	1,184

Total current assets	22,551	29,569
Property & equipment, net	15,155	15,738
Long-term investments	47,832	44,088
Other assets	23,949	20,192

Total assets	$109,487	$109,587

Liabilities & Stockholders’ Equity
Total current liabilities	$4,570	$11,789
Other liabilities	11,523	3,488
Total stockholders’ equity	93,394	94,310

Total liabilities & stockholders’ equity	$109,487	$109,587

Results previously reported have been restated to show the impact of accounting for InnoRx under the equity method. Prior to completing the acquisition of InnoRx in January 2005, the company accounted for its investment in InnoRx under the cost method.